Exhibit 99.1

AOL REPORTS Q4 EARNINGS

NEW YORK – February 3, 2010 - AOL Inc. (NYSE: AOL) released fourth quarter 2009 results today.

“We have made significant progress in support of the long-term vision we see in the future of AOL, but today’s results continue to reflect the need for our focus and execution on the work required in the turnaround of the Company,” said Tim Armstrong, Chairman and Chief Executive Officer. “2009 marked the closing of an important chapter in AOL’s history and the opening of a new chapter that we are passionately pursuing. We have a clearly defined strategy, and we enter 2010 incredibly focused on day-to-day execution.”

Summary Results

In millions (except per share amounts)

	Q4 2009	Q4 2008	Change	FY 2009	FY 2008	Change
Revenue
Advertising	$471.6	$512.5	-8%	$1,748.3	$2,096.4	-17%
Subscription	307.4	429.4	-28%	1,388.8	1,929.3	-28%
Other	30.7	32.3	-5%	120.3	140.1	-14%

Total revenues	$809.7	$974.2	-17%	$3,257.4	$4,165.8	-22%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$132.7	$407.5	-67%	$884.8	$1,547.4	-43%

Operating income (loss)	$30.3	$(1,931.7)	NM	$458.0	$(1,167.7)	NM
Net income (loss) attributable to AOL Inc.	$1.4	$(1,959.9)	NM	$248.8	$(1,525.8)	NM

Diluted EPS	$0.01	$(18.52)	NM	$2.35	$(14.42)	NM

Cash provided by operations	$134.3	$196.3	-32%	$908.2	$933.6	-3%
Free Cash Flow (1)	$94.6	$154.2	-39%	$741.3	$736.3	1%

(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable

Noteworthy Items:

•

Q4 revenue declines reflect continued attrition in the subscriber base, leading to declines in subscription and search & contextual revenue. While AOL Properties global display advertising revenue declined 3%, AOL Properties domestic display advertising revenue grew 1%, its first quarter of year-over-year growth in eight quarters.

•

Q4 costs of revenues declined at a lower rate than revenue reflecting a 12% increase in traffic acquisition costs (TAC) primarily associated with payments for shipments related to a significant product distribution arrangement. As of December 31, 2009, new shipments under this contract ceased.

•

Full-year and Q4 2009 Adjusted OIBDA, operating income and pre-tax income include $190 million and $107 million, respectively, in restructuring costs and certain other items fully discussed on page 8 of this press release.

•	We anticipate our restructuring efforts will reduce ongoing operating expenses, excluding TAC and net of incremental operating investments in the business, by approximately $150 million in 2010.

•	Full-year and Q4 2008 operating loss and net loss reflect a $2.2 billion non-cash goodwill impairment charge.

•

Full-year cash provided by operations declined, driven by Adjusted OIBDA declines. The cash flow impact of these declines was partially offset by the timing of working capital changes, including lower employee bonus payments in 2009. Full-year 2009 Free Cash Flow grew slightly, reflecting reduced capital expenditures in 2009. Q4 2009 cash provided by operations and Free Cash Flow declined due to the settlement of a legal matter and a Value Added Tax matter in France.

•	AOL had $147.0 million of cash-on-hand as of December 31, 2009, and has not borrowed under the terms of our revolving credit facility, as of February 2, 2010.

DISCUSSION OF RESULTS

Revenue

	Q4 2009	Q4 2008	Change
	(In millions)
Advertising revenue
Display	$176.4	$181.1	-3%
Display - domestic	151.7	149.5	1%
Display - international	24.7	31.6	-22%
Search and contextual (1)	145.4	179.8	-19%

AOL Properties	321.8	360.9	-11%
Third Party Network	149.8	151.6	-1%

Total advertising revenue	471.6	512.5	-8%

Subscription revenue	307.4	429.4	-28%

Other revenue	30.7	32.3	-5%

Total revenue	$809.7	$974.2	-17%

(1)	Search and Contextual Revenue is generated when a user clicks on or views a text-based ad on their screen.

Advertising revenue declines reflect continued declines in search queries and lower revenue per search, due primarily to a 27% year-over-year decrease in domestic AOL subscribers, who tend to search more frequently and typically monetize at a higher rate than non-paying visitors. Advertising revenue was further impacted by declines in international display revenue, offset in part by growth in domestic display revenue. International display revenue declines reflect weakness in the U.K., Germany and France, while domestic display revenue grew slightly for the first time in eight quarters driven by growth in the Consumer Packaged Goods, Finance and Retail advertiser categories. Third Party Network advertising revenue decreased slightly for the quarter reflecting revenue declines in our international operations and the search engine campaign management and lead generation affiliate products, largely offset by growth in the core Advertising.com network. In Q4 2009, we began proactively de-emphasizing the search engine campaign management and lead generation affiliate products on the Third Party Network in order to focus and strengthen our efforts in display advertising solutions.

Subscription revenue declines primarily reflect the decline in subscribers noted above. Monthly average churn for the period was 3%, marking the lowest level of churn in at least a decade as the average tenure of the subscriber base continues to increase, ending the quarter at approximately 8 years.

Other revenue declined slightly versus the year-ago period, reflecting the absence of revenue in 2009 from transition support services agreements (which ended in 2008) related to the sales of our European access businesses. Other revenue consists primarily of fees from mobile carriers associated with our mobile email and instant messaging functions, licensing revenue from MapQuest’s business-to-business services and revenue from AOL’s ADTECH product.

Profitability

Q4 2009 Adjusted OIBDA declined at a higher rate than revenue, reflecting $107 million in restructuring costs due principally to our previously announced restructuring plans, which are intended to align our organizational structure and costs with our strategy. Additionally, costs of revenues declined at a lower rate than revenue as decreases in network, product development and other costs of revenues related to our continued cost-reduction initiatives were partially offset by a 12% increase in traffic acquisition costs. The increase in traffic acquisition costs relates primarily to an increase in personal computers shipped by a large distribution partner on which AOL paid on a per unit basis to serve as the default homepage. As of December 31, 2009, new shipments under this contract ceased. The change in operating income (loss) primarily reflects a $2.2 billion non-cash goodwill impairment charge recorded in Q4 2008.

Tax

The effective tax rate for 2009 was 45.4%. The effective tax rate was higher than the statutory rate of 35%, due principally to state income taxes, the impact of uncertain tax positions and taxable distributions from foreign jurisdictions. The effective tax rate for 2008 was (30.3%), which included the effect of the $2.2 billion goodwill impairment charge, the majority of which was non-deductible for income tax purposes. Excluding the effect of this charge, our effective tax rate for 2008 was 43.4%. The change in the effective tax rates for 2009, as compared to the prior year adjusted rate, was primarily due to taxable distributions from foreign jurisdictions.

Equity-Based Compensation

From the spin-off through January 15, 2010, AOL granted 4.0 million non-qualified stock options and 3.1 million restricted stock units (RSUs) to employees. The exercise price of the stock options and the fair value of the RSUs are both equal to the closing price of AOL common stock on the date of grant. The range of the exercise prices of the stock options and the fair values of the RSUs was $23.28 to $23.91. In addition, effective with the spin-off, Time Warner RSUs and stock options held by AOL’s Chairman and Chief Executive Officer were converted into 339,000 AOL RSUs and 469,000 AOL stock options with an exercise price of $11.90.

Cash Flow

Q4 2009 cash provided by operations was $134.3 million and Free Cash Flow was $94.6 million. Cash provided by operations and Free Cash Flow both declined approximately $60 million compared to Q4 2008, primarily due to payments related to the settlement of a legal matter and a Value Added Tax matter in France.

Subsequent Events

On January 22, 2010, we completed the acquisition of StudioNow, Inc., a provider of a proprietary digital platform that allows clients to create, produce, manage and distribute professional quality videos at scale, for aggregate consideration of $36.5 million, $15.0 million of which was paid through the issuance of approximately 595,000 shares of AOL common stock, with the remainder paid in cash, $14 million at the close and $7.5 million two years thereafter.

On January 29, 2010, we issued approximately 173,000 shares of AOL common stock to Polar Capital Group, LLC, in partial satisfaction of our contractual obligation to return our CEO’s initial investment of approximately $4.5 million in Patch Media Corporation (“Patch”), which arose from our acquisition of Patch on June 10, 2009.

OPERATING METRICS

	Q4 2009	Q4 2008	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	4,999	6,879	-27%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$18.53	$18.64	-1%
Domestic AOL-brand access subscriber monthly average churn (2)	3.0%	3.5%	-14%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	100	109	-8%
December 2009 domestic unique visitors to AOL Properties (Panel-only methodology)	102
December 2009 domestic unique visitors to AOL Properties (Media Metrix 360)	111

Domestic average monthly unique visitors to AOL Media (4)	75	72	4%
December 2009 domestic unique visitors to AOL Media (Panel-only methodology)	77
December 2009 domestic unique visitors to AOL Media (Media Metrix 360)	88
Domestic average monthly unique visitors to AOL Advertising Network (5)	184	174	6%

(1)	Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.
(2)	Churn represents the number of subscribers that terminate or cancel our services, factoring in new subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.
(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	AOL Media represents a subset of AOL Properties and excludes Mail, Instant Messaging, Search, Ventures and Local & Mapping.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss fourth quarter 2009 financial results on Wednesday, February 3, at 8:30 am Eastern Time (ET). A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://corp.aol.com/investor. In addition, an archive of the webcast can be accessed through the link above and an audio replay of the call will be available for one week following the conference call by calling (888) 286 – 8010.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Advertising	$471.6	$512.5	$1,748.3	$2,096.4
Subscription	307.4	429.4	1,388.8	1,929.3
Other	30.7	32.3	120.3	140.1

Total revenues	809.7	974.2	3,257.4	4,165.8
Costs of revenues	495.9	506.8	1,898.5	2,278.4
Selling, general and administrative	129.2	140.3	538.0	644.8
Amortization of intangible assets	40.0	42.4	144.7	166.2
Amounts related to securities litigation and government investigations, net of recoveries	6.9	8.2	27.9	20.8
Restructuring costs	107.4	1.5	190.3	16.6
Goodwill impairment charge	—	2,207.0	—	2,207.0
Gain on disposal of assets and consolidated businesses, net	—	(0.3)	—	(0.3)

Operating income (loss)	30.3	(1,931.7)	458.0	(1,167.7)
Other income (loss), net	(1.3)	(5.4)	(2.8)	(3.8)

Income (loss) from continuing operations before income taxes	29.0	(1,937.1)	455.2	(1,171.5)
Income tax provision	27.6	23.1	206.7	355.1

Net income (loss)	1.4	(1,960.2)	248.5	(1,526.6)
Less: Net loss attributable to noncontrolling interests	—	0.3	0.3	0.8

Net income (loss) attributable to AOL Inc.	$1.4	$(1,959.9)	$248.8	$(1,525.8)

Per share information attributable to AOL Inc. common stockholders:

Basic and diluted net income (loss) per common share	$0.01	$(18.52)	$2.35	$(14.42)

Shares used in computing basic income (loss) per common share (1)	105.8	105.8	105.8	105.8

Shares used in computing diluted income (loss) per common share (1)	105.9	105.8	105.8	105.8

(1)

On November 2, 2009, we converted from AOL Holdings LLC, a limited liability company wholly owned by Time Warner Inc. (Time Warner), to AOL Inc., a corporation wholly owned by Time Warner. On December 9, 2009, the date of our spin-off, 105.8 million shares of $0.01 par value AOL common stock were issued to Time Warner stockholders of record as of 5 p.m. on November 27, 2009. For periods prior to 2009, the same number of shares is being used for basic and diluted income (loss) per common share as no common stock of the Company existed prior to November 2, 2009 and no dilutive securities of the Company were outstanding for any prior period.

AOL Inc.

Consolidated Balance Sheets

(In millions)

	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash	$147.0	$134.7
Accounts receivable, net of allowances of $31.7 and $39.8, respectively	462.4	500.2
Receivables from Time Warner	—	39.5
Prepaid expenses and other current assets	33.3	33.5
Deferred income taxes	44.7	25.8
Assets held for sale	—	6.7

Total current assets	687.4	740.4

Property and equipment, net	704.8	790.6
Long-term receivables from Time Warner	—	37.7
Goodwill	2,184.2	2,161.5
Intangible assets, net	224.7	369.2
Long-term deferred income taxes	136.8	734.2
Other long-term assets	25.2	27.7

Total assets	$3,963.1	$4,861.3

Liabilities and Equity
Current liabilities:
Accounts payable	$100.5	$52.2
Accrued compensation and benefits	91.4	51.1
Accrued expenses and other current liabilities	413.6	302.4
Deferred revenue	113.5	140.1
Payables to Time Warner	—	58.8
Current portion of obligations under capital leases	32.4	25.0

Total current liabilities	751.4	629.6

Obligations under capital leases	41.5	33.7
Long-term obligations to Time Warner	—	377.0
Restructuring liabilities	28.3	9.0
Deferred income taxes	9.3	11.5
Other long-term liabilities	69.7	62.8

Total liabilities	900.2	1,123.6

Equity:
Common stock, $0.01 par value, 105.8 million shares issued and outstanding at December 31, 2009	1.1	—
Divisional equity	—	4,038.6
Additional paid-in capital	3,355.5	—
Accumulated other comprehensive loss, net	(275.1)	(302.4)
Retained earnings (accumulated deficit) for the period subsequent to November 2, 2009 (1)	(20.4)	—

Total AOL Inc. stockholders' equity	3,061.1	3,736.2
Noncontrolling interest	1.8	1.5

Total equity	3,062.9	3,737.7

Total liabilities and equity	$3,963.1	$4,861.3

(1)	We began recording retained earnings (accumulated deficit) subsequent to November 2, 2009, when we converted from a limited liability company to a corporation.

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	Years Ended December 31,
	2009	2008
	(Unaudited)
Operations

Net income (loss)	$248.5	$(1,526.6)
Adjustments for non-cash and nonoperating items:
Depreciation and amortization	406.2	477.2
Asset impairments	23.1	2,240.0
Gain on disposal of assets and consolidated businesses, net	—	(0.3)
Equity-based compensation	12.5	19.6
Amounts related to securities litigation and government investigations, net of recoveries	27.9	20.8
Other non-cash adjustments	7.7	(1.7)
Deferred income taxes	(6.7)	(49.5)
Changes in operating assets and liabilities, net of acquisitions	189.0	(245.9)

Cash provided by operations	908.2	933.6

Investing Activities

Investments and acquisitions, net of cash acquired	(18.1)	(1,035.4)
Proceeds from disposal of assets and consolidated businesses, net	—	126.9
Capital expenditures and product development costs	(135.8)	(172.2)
Other investment proceeds	2.1	8.4

Cash used by investing activities	(151.8)	(1,072.3)

Financing Activities

Debt repayments	—	(54.0)
Principal payments on capital leases	(31.1)	(25.1)
Excess tax benefits on stock options	—	2.1
Net contribution from (distribution to) Time Warner	(709.3)	210.4
Other	(9.2)	1.5

Cash provided (used) by financing activities	(749.6)	134.9

Effect of exchange rate changes on cash	5.5	(13.4)

Increase (decrease) in cash	12.3	(17.2)

Cash at beginning of period	134.7	151.9

Cash at end of period	$147.0	$134.7

SUPPLEMENTAL INFORMATION

Items impacting comparability: The following items impacted the comparability of net income attributable to AOL Inc. for the three months and years ended December 31, 2009 and 2008 (unaudited, in millions, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Restructuring costs	$(107.4)	$(1.5)	$(190.3)	$(16.6)
Goodwill impairment charge	—	(2,207.0)	—	(2,207.0)
Asset impairments	(9.2)	(17.0)	(23.1)	(33.0)
Separation-related costs (a)	(0.9)	—	(5.2)	—
Remeasurement of state tax credit	(5.1)	—	(5.1)	—
Costs associated with Time Warner’s evaluation of strategic options for AOL (b)	—	(0.1)	—	(22.2)
Expense incurred associated with annual bonus plan (c)	(10.7)	0.3	(69.0)	(5.2)
Equity-based compensation expense (d)	(1.9)	(6.8)	(12.5)	(19.6)

Pretax impact	$(135.2)	$(2,232.1)	$(305.2)	$(2,303.6)

Income tax impact (e)	61.4	105.4	138.6	136.4

After tax impact	$(73.8)	$(2,126.7)	$(166.6)	$(2,167.2)

Impact per basic common share	$(0.70)	$(20.10)	$(1.57)	$(20.48)

Impact per diluted common share	$(0.70)	$(20.10)	$(1.57)	$(20.48)

(a)	Amounts consist of transaction costs (e.g. professional costs) directly related to our separation from Time Warner.
(b)	Amounts consist of consulting costs incurred in connection with Time Warner’s evaluation of plans to enhance its strategic options for AOL.
(c)	Based on our decision not to pay most annual bonuses for 2008 performance, personnel-related bonus expenses in 2009 were significantly higher than the amounts incurred in 2008.
(d)	As a result of our planned separation from Time Warner, we had a significant reduction of equity-based compensation expense in 2009, as awards that were originally expected to vest were forfeited under the terms of Time Warner’s equity-based compensation plan.
(e)	The income tax impact for the three months and year ended December 31, 2009 is calculated based on AOL’s effective tax rate for 2009, which was 45.4%. The income tax impact for the three months and year ended December 31, 2008 was calculated based on AOL’s effective tax rate, excluding the effect of the non-deductible portion of the goodwill impairment charge, which was 43.4%. This rate was applied to the pretax impact of all items impacting comparability for 2008, except for the non-deductible portion of the goodwill impairment charge.

AOL Inc.

Reconciliation of Operating Income to Adjusted OIBDA and Cash Provided by Operations to Free Cash Flow

(Unaudited, in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Operating income (loss)	$30.3	$(1,931.7)	$458.0	$(1,167.7)
Add: Depreciation	55.0	72.9	261.5	311.0
Add: Amortization	40.0	42.4	144.7	166.2
Add: Asset impairments	9.2	2,224.0	23.1	2,240.0
Add: Losses/(gains) on disposal of consolidated businesses, net	—	(0.3)	—	(0.3)
Add: Losses/(gains) on other asset sales	(1.8)	0.2	(2.5)	(1.8)

Adjusted OIBDA	$132.7	$407.5	$884.8	$1,547.4

Cash provided by operations	$134.3	$196.3	$908.2	$933.6
Less: Capital expenditures and product development costs	(31.5)	(35.1)	(135.8)	(172.2)
Less: Principal payments on capital leases	(8.2)	(7.0)	(31.1)	(25.1)

Free Cash Flow	$94.6	$154.2	$741.3	$736.3

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate the performance of our business, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which are typically non-recurring in nature. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures, principal payments on capital leases and product development costs. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, principal payments on capital leases and capitalized product development costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows. AOL has computed Free Cash Flow using the same consistent method from quarter to quarter and year to year.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). Media Metrix estimates unique visitors based on a sample of Internet users in various countries (referred to as the “panel-only methodology”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Media Metrix has announced the availability of an alternate ‘panel-centric hybrid’ methodology (“Media Metrix 360”) to estimate unique visitors, in order to account for 100 percent of a website’s audience. We have elected to adopt this alternate methodology for domestic unique visitors to AOL Properties and AOL Media starting December 2009 and going forward. As a result, our domestic unique visitor numbers based on Media Metrix 360 will not be comparable to the estimates under the previous methodology. As Media Metrix 360 is not available for all months in the fourth quarter of 2009, average monthly unique visitors to AOL Properties and AOL Media are reported within this press release under the Media Metrix panel-only methodology for the fourth quarter of 2009. For comparison purposes, monthly domestic unique visitors to AOL Properties and AOL Media are reported within this press release in Operating Metrics under both the Media Metrix 360 and panel-only methodology for the month of December 2009.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:30 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in the Information Statement filed as an exhibit to the registration statement on Form 10 (the “Information Statement”), as amended, filed with the Securities and Exchange Commission. In addition, we operate in a highly competitive, consumer and technology-driven and rapidly changing interactive services business. This business is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Information Statement as well as, among other things: 1) a longer than anticipated continuation of the current economic slowdown or further deterioration in the economy; 2) decreased liquidity in the capital markets, including any reduction in the ability to access the capital markets for debt securities or bank financings; 3) our borrowing capacity under our senior secured revolving credit facility; 4) the impact of terrorist acts and hostilities; 5) changes in our plans, strategies and intentions; 6) the success of any cost reductions or similar efforts, including with respect to any associated savings, charges or other amounts; 7) the impact of significant acquisitions, dispositions and other similar transactions; and 8) the failure to meet earnings expectations.

About AOL Inc.

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience.

Contact us

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@corp.aol.com

AOL Corporate Communications

Tricia Primrose

703-265-2896

Tricia.Primrose@corp.aol.com

Alysia Lew

212- 652-6376

Alysia.Lew@corp.aol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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